UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2016

NUGENE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

NEVADA	333-192997	46-3999052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

17912 Cowan, Suite A

Irvine, California 92614

(Address of Principal Executive Offices)

(949) 430-7737

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

   (b)         In connection with the hiring of Steven R. Carlson to serve as the Chief Executive Officer of NuGene International, Inc. (the “Company”), Ali Kharazmi resigned his position as our Chief Executive Officer. Mr. Kharazmi’s resignation will coincide with Mr. Carlson’s start date, 25 July 2016. Mr. Kharazmi will continue to render significant services to the Company and will continue to serve as the Company’s Chairman of the Board.

   (c)         On 18 July 2016 the Board of Directors of the Company (the “Board”) appointed Steven R. Carlson to serve as Chief Executive Officer. His appointment is to be effective as of and on 25 July 2016.

Mr. Carlson, 59, is an accomplished pharmaceutical skin care and cosmetic products executive with broad management skills, including strategic planning and business development, go-to-market execution, business integration, and federal health and safety compliance for consumer products. He has over 35 years of industry experience, having worked at such notable companies as Allergan and Obagi Medical Products. Mr. Carlson earned his B.S. degree in Biology from the University of Minnesota.

Mr. Carlson began his career at Allergan (NYSE: AGN). During his 15-year tenure he rose to the position of Senior Vice President of Marketing, leading the licensing, development, and early commercialization of one of the world’s most recognized brands - Botox®. Mr. Carlson subsequently served as CEO, President, and Director of Obagi Medical Products (OMP), a global pharmaceutical skin care line, where he successfully led the company’s public offering in 2006. Valeant Pharmaceuticals ultimately acquired Obagi Medical Products for over $400 million.

More recently Mr. Carlson served as: (i) CEO, President, and a Director of Eyenetra Inc. (2014 to 2016), where he helped the organization develop the first smart phone based vision testing system for providing prescriptions for glasses through telemedicine; (ii) CEO, President, and Director of Apnicure, Inc. (2011 to 2013), where he was responsible for corporate strategy and execution for the development of a medical device alternative to CPAP in the treatment of sleep apnea; and, (iii) CEO, President, and Director of Obagi Medical Products, Inc. (2005-2010), where he was responsible for corporate strategies and execution for a specialty skin health pharmaceutical company focused on physician-dispensed medical aesthetics and therapeutic dermatology.

There is no family relationship between Mr. Carlson and any of the Company’s officers or directors, and there have been no related transactions, and none are contemplated, between Mr. Carlson or his immediate family members and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

The Company issued a press release announcing the appointment of Mr. Carlson as its CEO on 27 July 2016. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

   (e)         In connection with Mr. Carlson’s appointment as the Company’s Chief Executive Officer we entered into a written employment agreement with Mr. Carlson on 18 July 2016 (the “Employment Agreement”). Under the Employment Agreement we agreed to compensate Mr. Carlson as follows: annual salary of $400,000; $100,000 draw against salary upon closing of the first $250,000 in bridge or similar financing; annual incentive bonuses based upon performance targets to be mutually agreed upon; and, vacation, sick leave, and other employee benefits afforded by the Company. Mr. Carlson was also issued stock options to acquire 5% of our issued and outstanding shares, to be determined through our next significant financing transaction or series of significant financing transactions. The exercise price of the options was fixed on 18 July 2016 and equal to the closing price of our shares on the OTC Marketplace. The options vest ratably monthly over 3-years, and vest 100% upon a change in control of the Company.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Employment Agreement. A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01	Other Events.

On 27 July 2016 the Company issued a press release announcing the appointment of Mr. Carlson as our Chief Executive Officer. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are furnished with this report:

Exhibit No.	Exhibit Description

10.1	Employment Agreement with Steven R. Carlson, dated 18 July 2016

99.1	Press Release issued by the Company on 27 July 2016.

*	Exhibit 99.1 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, nor shall it be incorporated by reference into any registration statement or other document filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: 28 July 2016	NUGENE INTERNATIONAL, INC.

	By:	/s/ Steven R. Carlson
STEVEN R. CARLSON,
Chief Executive Officer